Exhibit 99.1
Bay Bank Finalizes Its Acquisition of Carrollton Bank
Former Carrollton Bank Branches Conduct Business as Bay Bank

LUTHERVILLE, Md., April 22, 2013 (GLOBE NEWSWIRE) -- Bay Bank, FSB announced today that it had completed its acquisition through merger of Carrollton Bank.  With the merger, Bay Bank acquired 10 branches from Carrollton Bank that are located across the Baltimore metropolitan area and will be rebranded with the new Bay Bank name.  At the same time, Bay Bank’s parent company, Jefferson Bancorp, Inc. (“Jefferson”), completed its merger with Carrollton Bancorp, parent company of Carrollton Bank.  Prior to completing the merger, Jefferson obtained all required legal and regulatory approvals, and the shareholders of Carrollton Bancorp approved the transaction. The merged holding company will retain the Carrollton Bancorp name and trade on the Nasdaq Capital Market under the ticker symbol “CRRB”.  As a result of the merger, approximately 84% of the outstanding shares of Carrollton Bancorp will be owned by Financial Services Partners Fund I, LLC (“FSPF”).

Kevin G. Byrnes, Chairman of Bay Bank, commented, “This is a wonderful transaction for both institutions.  It fits into our strategic priority of being a first class community bank as the combined institution will have the sufficient size and lending capacity to provide a local alternative to the larger regional and national banks.  We will continue to look for other attractive opportunities in the market that will provide additional economies of scale to operate in the current banking environment.”

The customers of each bank will continue to receive the outstanding service they have come to expect from Bay Bank and Carrollton Bank over the years.  The merger is expected to have no immediate impact on the customer base other than the change in the name of the former Carrollton Bank branches.  Bay Bank will continue to run its operating platform alongside that of the former Carrollton Bank until early summer when the two systems will be consolidated.  With this consolidation, Bay Bank is expected to introduce a number of new products and services that will help to better serve the customer base.

“We are very excited to complete this transaction.  The new Bay Bank is built on a tradition of over 100 years serving the Baltimore market.  Bay Bank has a very experienced, local management team who understand the needs of the Maryland market.  We believe that the new Bay Bank is well positioned in the market with an attractive branch network, a solid product offering, a seasoned lending team and a top tier mortgage operation.  Bay Bank’s branches serve the region from Harford County to the north, Anne Arundel County to the south and over to the eastern shore with our location in Salisbury,” commented, Kevin B. Cashen, President and CEO of Bay Bank.

As a part of the combination of the banks, Bay Bank will host a series of Grand Opening events from April 29th through June 1st, as well as offer free gifts and prize giveaways at each of its 12 branch locations.

About Bay Bank/Carrollton Bancorp

Bay Bank, FSB is headquartered in Lutherville, Maryland and is focused on providing superior customer service to the local communities in our market.  Bay Bank serves the community with a network of 12 branches strategically located throughout the region.  Bay Bank serves local consumers, small and medium size businesses, professionals and other valued customers by offering a broad suite of products and services, including on-line services, commercial banking, cash management, mortgage lending, retail banking and wealth management.  A community oriented bank, at March 31, 2013 (pre-merger), it had total assets of $130 million.  As of the merger, the combined bank has total assets of approximately $480 million.  Carrollton Bancorp is the parent company for Bay Bank, FSB.  Carrollton Bancorp is traded on the NASDAQ stock exchange under the ticker symbol “CRRB”.  FSPF is a Delaware limited liability company established on July 1, 2005, to pursue equity investments in banks, thrifts, insurance and specialty finance institutions.  Investor information is available on Bay Bank’s website at www.baybankmd.com.

CONTACT:	Kevin B. Cashen, President & CEO
Bay Bank, FSB
410-427-3707
kcashen@baybankmd.com